Exhibit 99.1

Reckson Associates Realty Corp. 625 Reckson Plaza Uniondale, New York 11556

November 30, 2006

Rome Acquisition Limited Partnership c/o Willkie Farr & Gallagher, LLP The Equitable Center 787 Seventh Avenue New York, New York 10019

Attention:	Carl C. Icahn
Harry Macklowe

Dear Carl and Harry:

     I write again, on behalf of the Board of Directors of Reckson, to express our growing concerns and frustration with the continuing lack of clarity regarding your proposal to acquire Reckson.

     As you know, on November 16, 2006 our advisors met with you and your advisors and among other things requested details as to how you were proposing to finance your proposal. Since then we have reiterated this request daily. We have yet to receive any meaningful response beyond your general assurances that all requisite financing will be obtainable. Similarly, we have not received responses from you or your advisors regarding our legal and other structural questions regarding your proposal.

     While we understand that “Rome wasn’t built in a day,” the present situation is becoming untenable. Tomorrow will be 10 business days since we signed a confidentiality agreement and provided you with access to detailed diligence information. While you have given us assurances that your proposal is bona fide, you have yet to provide us with the tangible evidence we have requested.

     We are also concerned by the lack of clarity as to the equity financing for your bid. On November 16, 2006, you stated several times that you were personally financing the necessary equity of your bid, and that you did not need and were not seeking additional partners. This was also consistent with the confidentiality agreement you’d signed. We then received the attached e-mail at 9:23 pm in the evening on Tuesday November 28 stating that Mack Cali was part of the person making the proposal with respect to Reckson and that they would be filing a Schedule 13D reflecting this fact. Our counsel immediately contacted me and I convened a meeting of the Reckson board within the first 2 business hours after receipt of the e-mail. Prior to this board meeting our counsel reviewed with your counsel the text of the attached letter and your counsel concurred that the letter accurately reflected the basis on which the request for access to confidential information was being made. Immediately after the board meeting, Reckson offered to provide Mack Cali as part of the Rome partnership with information subject to receiving the signed letter which had been previously approved by your counsel and was subsequently approved by counsel for Mack Cali. Throughout the day yesterday, we'd been told many times that the letter was accurate, and specifically that Mack Cali would be funding $300 million or more into Rome in connection with your bid. We’d also been told repeatedly that the letter would be signed “imminently”. We still have not received a signature. If this letter is no longer accurate please let us know as it is the basis on which our board acted. Either way please also confirm that this matter regarding the participation of Mack-Cali will not delay the timetable you have previously sent to us and that by tomorrow and into this weekend you will be finalizing your proposal and presenting formal binding terms for us to consider.

     We have responded promptly to each and every request you have made for information; unfortunately this responsiveness has not been reciprocated. The time has now come for you to let us and our shareholders know whether or not you are still at $49 per share and what the full terms and conditions are of that $49 proposal. We need to immediately see binding financial commitments from bona fide lending institutions that would enable you to do so and to receive satisfactory answers to the legal and structural questions we have raised.

Reckson Associates Realty Corp. 625 Reckson Plaza Uniondale, New York 11556

November 29, 2006

Rome Acquisition Limited Partnership c/o Steve Seidman Willkie Farr & Gallagher, LLP The Equitable Center 787 Seventh Avenue New York, New York 10019

Dear Steve:

     I am writing on behalf of the Board of Directors of Reckson to confirm that they have determined to grant your request to furnish certain non-public information regarding Reckson to Mack-Cali Realty Corp. as a partner of Rome Acquisition Limited Partnership and accordingly part of the “Person” making a proposal to acquire Reckson at $49 per share. The Board has made this determination in reliance on the representations that you have made to us, including the representation that Mack-Cali is a bona fide member of Rome Acquisition Limited Partnership and that Rome is making a proposal to acquire Reckson at $49 per share and on the terms you have previously outlined to us and in the time frame you have discussed, as well as the representation that Mack-Cali is providing an additional $300 million or more of equity to Rome to increase the equity of Rome to $1.5 billion or more and the representation that you continue to anticipate satisfactorily completing your due diligence on the time frame you have previously outlined to us. Our grant of your request is conditioned on Mack-Cali agreeing to be bound by the Rome confidentiality agreement through the execution of a counterpart signature thereto and Mack-Cali agreeing to file promptly a Schedule 13-D consistent with and reflecting the foregoing. Reckson retains the right pursuant to the terms of the confidentiality agreement to determine the information it makes available to Mack-Cali and the terms on which it does so.

Rome Acquisition Limited Partnership and Mack-Cali Realty Corp. hereby confirm the above representations and Mack-Cali Realty Corp. agrees to promptly file a Schedule 13-D consistent with and reflecting the foregoing.

Rome Acquisition Limited Partnership
By: WH Rome Partners LLC
as General Partner
By: WH Rome Inc.
its Managing Member
__________________________

__________________________

Mack-Cali Realty Corp.
______________________

E-mail received at 9:23pm

On behalf of Rome Acquisition Limited Partnership (“Rome”), a partnership formed between WH Rome Partners LLC, Harry and William S. Macklowe’s entity, and Meadow Star LLC, an entity indirectly wholly-owned by American Real Estate Partners LP, which is 90% owned by Carl C. Icahn, we are pleased to inform you that Mack-Cali Realty, L.P., a wholly owned subsidiary of Mack-Cali Realty Corporation (“Mack-Cali”), has agreed to become a partner of Rome and, upon finalization of an amendment to the limited partnership agreement, has agreed to contribute at least an additional $300 million. We anticipate filing a Schedule 13D tomorrow on behalf of our group and including the amendment to the partnership agreement.

We hereby request that Mack-Cali be granted access to Reckson Associates Realty Corp.’s due diligence materials. In connection with being given such access, Mack-Cali will execute an appropriate confidentiality agreement with respect to any proprietary information it may receive from Reckson. As stated in our November 26th letter, we continue to look forward to submitting a definitive, binding proposal, in the form of an executed definitive acquisition agreement along with binding commitments from our lenders, by no later than Monday, December 4, 2006.